Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

1347 Capital Corp.

Itasca, Illinois

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 5, 2014 relating to the financial statements of 1347 Capital Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Grand Rapids, Michigan

June 27, 2014